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                                                                    EXHIBIT 23.3

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of ViaSat, Inc. of our independent auditors' report dated March 26, 2004 on the audited financial statements of Immeon Networks, LLC as of and for the period from inception (January 8, 2001) through December 31, 2001 and of our independent public accountants report dated May 18, 2004 on the compiled financial statements of Immeon Networks, LLC as of and for the year ended December 31, 2002 and for the period from inception (January 8, 2001) through December 31, 2002, which appear in ViaSat's Annual Report on Form 10-K/A for the fiscal year ended March 31, 2003. We also consent to the reference to us under the headings "Experts" in such Registration Statement.

Bennett Thrasher PC

/s/ Bennett Thrasher PC
Atlanta, Georgia
June 14, 2004